SAVIENT PHARMACEUTICALS

Moderator:        Brian Hayden

November 6, 2008

10:20 a.m. CT

Operator:

Welcome to Savient’s third quarter earnings call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by one on your touch-tone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded today, November the 6th, 2008.

I would now like to turn the conference over to Christopher Clement, please go ahead, sir.

Brian Hayden:	Good morning. Thank you, operator. I’m Brian Hayden, Savient’s Chief Financial Officer. Thank you for participating in today’s third quarter 2008 financial results conference call.

We issued a press release late yesterday providing financial results and highlights of the third quarter ending September 30th, 2008. This press release and others are available on our Web site at www.savient.com.

Before we begin, I would like to read our Safe Harbor statement. Comments made by management during this conference call will continue forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding our biologics license application, or BLA, and request for priority review, which we filed last Friday, results from our development program for our pegloticase or

Puricase or the possibility of obtaining regulatory approval for our product in the United States and outside the United states, no inference of the overall success of this development program or guarantee of approval can be implied as these matters are subject to a number of risks and uncertainties.

We encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including, without limitation, the company’s quarterly report on Form 10-Q and our annual reports on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, November 6th, 2008. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining me on the call this morning are members of the senior management team, including Christopher Clement, our President and Chief Executive Officer, Philip Yachmetz, our Chief Business Officer, Dr. Zeb Horowitz, our Chief Medical Officer, Paul Hamelin, our Head of Commercial Operations, and Bob Lamm, our Head of Quality and Regulatory Affairs.

I’ll now turn the call over to Chris.

Chris Clement:	Good morning, and thank you for joining us today. There are a number of important events occurring in Savient, and today you’re going to hear from several of our executives.

I first want to talk to you about the progress we’ve made to date on the regulatory application process here in the U.S. and our plans for moving forward. We achieved a significant milestone in October with our submission of a biologics license application, BLA, to the Food and Drug Administration, seeking approval to market pegloticase in the United States. This filing was strengthened by inclusion of data from the phase III pivotal trials and 101 patients exposed to pegloticase for at least 12 months of continuous exposure. As part of our filings, we also formerly requested priority reviewed considerations given the significant unmet medical need that would be addressed by pegloticase.

We anticipate that we will hear from the FDA regarding acceptance of our BLA and our request for priority review by mid-January if the FDA maintains established timing guidelines.

We’ve also initiated interaction with the E.U. authorities to progress our Marketing Authorization Application or MAA. In addition, we have engaged experienced E.U. regulatory consultants to assist us with our application, we’re targeting the filing of our MAA for around mid-year 2009.

At last week’s ACR meeting, pegloticase data was presented at a plenary session. As part of that presentation, the cardiovascular safety data was misinterpreted, leading to a significant loss of Savient’s value. Savient does not believe that there is a cardiovascular safety issue, and the company did specifically address these misrepresentations at a conference call on October 29th.

However, given the importance of fully understanding the cardiovascular data, I am going to ask Zeb to once again summarize this information. In addition to ensure that pegloticase is only to be used for the appropriate patient population, Zeb will also discuss some specifics relative to our risk mitigation plan or REMs, which we also submitted with the BLA.

Next, you’ll hear from Paul Hamelin who will briefly provide an update on some market considerations. After Paul’s update, Brian will summarize the quarterly financials, and I will then return to discuss our strategic update and will then open the lines for Q&A.

While this is a quarterly call, I trust you agree, that addressing this safety issue first, is important, and thus the review of the quarterly results will be covered at the end of this call by Brian.

I’m now going to turn the call over to Zeb.

Zeb Horowitz:	Thank you, Chris. Thank you for joining us on this call today.

As many of you are aware, we have just returned from the annual American College of Rheumatology Meeting held last week. As I think you know this meeting turned out to be quite disappointing for us. This is regrettable as we feel that we have announced positive data. But, unfortunately, the presentation by one of our investigators was misunderstood. I would like to review with you what we believe were some of the meeting highlights as we announced a significant amount of new efficacy data and I will also address, again, the confusion that has arisen over certain safety data.

We were pleased to report that patients who had attained control of hyper-uricemia during the double-blind studies and met the primary efficacy endpoint maintained this control throughout the open-label extension in the very large majority of patients.

In terms of plasma uric acid, normalization of plasma uric acid was sustained out to 18 months in both the every two week and every four week pegloticase treatment arm. This long-term control of hyper-uricemia is expected to correlate with a significant attainment of clinical outcomes.

Remember that over 70 percent of our patients in our trials had one or more gout tophi at baseline, and the proportion of patients achieving a tophus complete response met statistical significance in each individual trial for the every two week pegloticase treatment arm, which we believe has positive potential for labeling.

In fact, the proportion of patients achieving a tophus complete response met statistical significant in the pre-specified pooled analysis for the pegloticase every four weeks treatment arm as well.

Please keep in mind, a tophus complete response in a patient was predefined as the complete elimination of an index gout tophus without an increase in size or appearance of a new tophus.

In reviewing the complete response of tophi treat – in the every two week treatment arm, we note as early as 13 weeks, approximately 22 percent of patients had a tophus complete response. By week 25 in the every two week arm, that improved to 45 percent of patients with a tophus complete response. By week 49 on pegloticase therapy, 60 percent of patients who had a tophus at baseline had a tophus complete response in the every two week group. Thus, we now know that there was sustained and continued improvement in the proportion of patients achieving a tophus complete response during the open-label extension in the pegloticase every two week group. The every four week treatment group also showed an increasing proportion of patients with tophus complete response over time through 12 to 18 months.

We believe that this efficacy is unprecedented in any clinical trial of gout patients. These gout tophus results are unique, and we believe of great important to patients and physicians not only because gout tophi may be disfiguring and destructive of underlying tissues, but also because the resolution of gout tophi may be reflective of a more generalized elimination of stored uric acid crystals throughout the body, thereby leading to a potential for improvement in gout signs and symptoms generally.

Gout flares are probably the most debilitating symptom of gout. We saw long-term improvement from pegloticase therapy. After an initial increase in flares during months one to three, there was a statistically significant reduction in gout flare incidents in patients treated in the every two week group during months four to six. That is, we observed a reduction of gout flare incidents of about 40 percent in months four to six of phase III – of the two phase III studies in the every two-week group as compared to placebo for the same four to six – I’m – four to six-week period, which is statistically significant and clinical relevant.

Furthermore, we now know that with continuous treatment to 12 months and beyond in the every two-week treatment arm, pegloticase achieved a nine-fold decrease in gout flare incidents versus the placebo comparator during the double-blind period. That is 0.2 flares for the last three-month period at month 12 versus 1.7 flares with the placebo group during the first three months of the study. This is an important improvement for patients.

In the every four-week treatment arm, patients who received at least 12 months of continuous pegloticase therapy achieved a four-fold decrease in flare incidents versus the placebo group incidents during the first three months of the study or 0.4 flares in the last three-month period at month 12 in the every four-week group versus 1.7 flares in the placebo group during the first three months of the study.

The pegloticase results in the double-blind studies represent the very first instance in randomized controlled gout trials in which the frequency and incidence of gout flares has been shown to decrease.

The control or elimination of gout flares in the treatment failure gout population is of the highest importance because gout flares are the single most important symptom from which these patients suffer.

It is important to understand the baseline medical history of patients who enrolled in the pegloticase development program. A common pattern of severely symptomatic gout and a high burden of co-morbidities ...

Chris Clement:	Excuse me. I hate to interrupt the call ...

Zeb Horowitz:	... a common pattern of severely symptomatic gout and a high burden of comorbidities.

Chris Clement:

Excuse me. I hate to interrupt the call at this point, but we’ve just become aware of the fact that there’s been a technical problem with the call streaming over the Internet. So we are in contact with the ...

Male:	I – (Cindy) is working. (Brad) just confirmed it.

Editor’s note:

DUE TO TECHNICAL DIFFICULTIES WITH THE WEB STREAMING OF THE CONFERENCE CALL, THE CALL WAS INTERUPTED AND PLACED ON MUSIC HOLD FOR APPROXIMATELY 15 MINUTES, AT WHICH TIME THE CALL RESUMED AND WAS REPEATED FROM ITS INCEPTION.

Operator:

Welcome to Savient’s Third Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by one on your touchtone phone. If anyone has difficulty during the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded today, November the 6th, 2008. I would now like to turn the conference over to Christopher Clement. Please go ahead, sir.

Chris Clement:

Yes. Good morning. Thank you for your – for your indulgence. I apologize that we had to cut in there, but as we were doing the call, it became – we became aware that the Webcast was not streaming and a lot of people that were looking to listen in through Webcast were not able to access this call. So we had to stop the call; we had to figure out what the problem was with our vendor. That’s now been resolved. We are streaming on the Webcast. Unfortunately, since a lot of people were not able to hear the initial part of the call, we’re going to have to go back to the beginning. So for those of you that already heard this, I apologize, but I’m sure you can appreciate the need for other people to hear the entire call.

So, with that, I am now going to turn it over Brian Hayden to begin the – begin the call.

Brian Hayden:

Good morning. Thank you for participating in today’s third quarter 2008 financial results conference call. We issued a press release late yesterday providing financial results and highlights of the third quarter ending September 30th, 2008. This press release and others are available on our web site at www.savient.com.

Before we begin I would like to read our Safe Harbor Statement. Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular we need to stress that when we discuss information regarding our biologics license application or BLA and the request for priority review, which we filed last Friday, the results from our development program for our pegloticase or Puricase, or the possibility of obtaining regulatory approval for our products in the United

States and outside the United States, no inference of the overall success of this development program or guarantee of approval can be implied as these matters are subject to a number of risks and uncertainties. We encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation the company’s quarterly report on Form 10-Q and our annual reports on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements. Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, November 6th, 2008. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call. Joining us on the call this morning are other members of the senior management team, including Christopher Clement, our President and Chief Executive Officer, Philip Yachmetz, our Chief Business Officer, Dr. Zeb Horowitz, our Chief Medical Officer, Paul Hamelin, our Head of Commercial Operations, and Bob Lamm, our Head of Quality and Regulatory Affairs. I’ll now turn the call over to Chris.

Chris Clement:

Good morning and thank you for joining us today. There are a number of important events occurring at Savient and today you’re going to hear from several of our executives. I first want to talk to you about the progress we’ve made to date on the regulatory application process here in the U.S. and our plans for moving forward.

We achieved a significant milestone in October with our submission of a biologics license application or BLA to the Food and Drug Administration, seeking approval to market pegloticase in the United States. This filing was strengthened by the inclusion of data from the phase III pivotal trials and 101 patients exposed to pegloticase for at least 12 months of continuous exposure. As part of our filing, we also formally requested priority review consideration, given the significant unmet medical needs that would be addressed by pegloticase. We anticipate that we will hear from the FDA regarding acceptance of our BLA and our request for priority review by mid-January if the FDA maintains established timing guidelines. We’ve also initiated interaction with the E.U. authorities to progress our marketing authorization application, or MAA. In addition, we have engaged experienced E.U. regulatory consultants to assist us with our application. We’re targeting the filing of our MAA for around mid-year 2009.

At last week’s ACR meeting, pegloticase data was presented at a plenary session. As part of the presentation, the cardiovascular safety data was misinterpreted, leading to a significant loss of Savient’s value. Savient does not believe that there is a cardiovascular safety issue and the company did specifically address these misrepresentations at a conference call on October 29th. However, given the importance of fully understanding the cardiovascular data, I’m going to ask Zeb Horowitz to once again summarize this information. In addition to ensure that pegloticase is only to be used for the appropriate patient population, Zeb will also discuss some specifics relative to our risk mitigation plan or REMS, which we also submitted with our BLA.

Next you’ll hear from Paul Hamelin, who will briefly provide an update on some market considerations and after Paul’s update, Brian will summarize the quarterly financial results and I’ll return and discuss our strategic update and we’ll then open the line to the Q&A. While this is a quarterly call, I trust you agree that addressing the safety issue first, is important and thus the review of the quarterly result will be covered at the end of this call. I’m now going to turn the call over to Zeb.

Zeb Horowitz:	Thank you, Chris. Thank you again for joining us on this call today.

As many of you are aware, we have just returned from the annual American College of Rheumatology Meeting, held last week. As I think you know, this meeting turned out to be quite disappointing for us. This is regrettable as we feel that we announced some positive data, but unfortunately, the presentation by one of our investigators was misunderstood. I would like to review with you what we believe were some of the meeting highlights, as we announced a significant amount of new efficacy data. And I will also address again, some of the confusion that has arisen over the cardiac safety data.

We were pleased to report that patients who had attained control of hyperuricemia during the double-blind studies and met the primary efficacy endpoint, maintained this control throughout the open-label extension. In terms of plasma uric acid, normalization of plasma uric acid was sustained out to 18 months, in both the every two-week and every four-week treatment arms in almost all the patients. This long-term control of hyperuricemia is expected to correlate with the significant attainment of clinical outcomes.

Remember that over 70 percent of patients in our trials had one or more gout tophi at baseline. The proportion of patients achieving a tophus-complete response met significant – statistical significance, in each individual trial for the every two-week pegloticase treatment arm; which we believe has positive potential for labeling. In fact, the proportion of patients achieving a tophus-complete response also met statistical significance in the pre-specified pooled analysis for the pegloticase every-four-week treatment arm. Please keep in mind, a tophus-complete response in a patient was predefined as the complete elimination of an index gout tophus, without an increase in size or appearance of a new tophus.

In reviewing the complete response of tophi treated in the every two-week treatment arm, we note that as early as 13 weeks, approximately 22 percent of patients had a tophus-complete response. By week 25 that improved to 45 percent of patients. By week 49 on pegloticase therapy, approximately 60 percent of patients had a tophus-complete response, thus we now know that there was a sustained and continued improvement in the proportion of patients achieving a tophus-complete response during the open-label extension in the pegloticase every two-week group. The every four-week group also showed an increasing proportion of patients with tophus-complete response over time, through 12 to 18 months as well, reaching about 50 percent at week 49.

We believe that this efficacy is unprecedented in any clinical trial of gout patients. These gout tophus results are unique and we believe of great importance to patients and physicians, not only because the gout tophi may be disfiguring and destructive of underlying tissues, but also because the resolution of gout tophi may be reflective of a more generalized elimination of stored uric acid crystals throughout the body, thereby leading to a potential for an improvement in gout signs and symptoms generally.

Gout flares are probably the most debilitating symptom of gout. We saw long-term improvement from pegloticase therapy. After an initial increase in flares during months one to three, there was a statistically significant reduction in gout flare incidents in the pooled analysis of patients treated every two weeks. That is, we observed a reduction of flare incidents of about 40 percent in the four month – fourth to sixth months of the phase III controlled studies in the pegloticase every-two-week group, as compared to placebo, which is statistically significant and clinically relevant.

Furthermore, we now know that with continuous treatment to 12 months and beyond, in the every-two-week treatment arm, pegloticase achieved a nine-fold decrease in gout flare incidents versus the placebo comparator during the double-blind period. That is about 0.2 flares for the last three month period at month 12 versus about 1.7 flares for the placebo group during the double-blind period. This is an important improvement for patients. In the every four-week treatment arm, patients who had received at least 12 months of continuous pegloticase therapy, achieved a four-fold decrease in flare incidents versus the placebo incidents during the double-blind period, or 0.4 flares in the last three-month period at month 12 in the every four-week group, versus about 1.7 flares in the placebo group during the double-blind period.

The pegloticase results in the double-blind studies represent the very first instance in randomized controlled gout trials in which the frequency and incidents of gout flares has been shown to decrease with a urate-lowering therapy. The control or elimination of gout flares in the treatment-failure gout population is of the highest importance, because gout flares are the single most important symptom from which these patients suffer.

It is also important to understand the baseline medical history of patients who enrolled in the pegloticase development program over the last eight years. A common pattern of severely symptomatic gout and a high burden of co-morbidities was present in patients across the four separate studies. These studies were a phase I study, a phase II study and two pivotal studies, GOUT I and GOUT II. The treatment failure gout population has a high burden of disease with frequent, often crippling gout flares, a high incidence of gout tophi and chronic, chronically painful and swollen joints, and measurable functional impairment with an overall reduced quality of life. The majority of our subjects have had aspects of metabolic syndrome, including hypertension, hypercholesterolemia, hyperlipidemia, diabetes and obesity. Complications of metabolic syndrome and any of its components including coronary artery disease and renal failure were common as well.

This gout population is unlike any other studied previously in terms of the magnitude of overall disease burden. In the phase three study specifically, the proportion of patients with a medical history of cardiovascular diseases was at least about 75 percent when all of these terms are considered. And baseline prior to first dose administration of study drug, diabetes and renal failure were present in about a third of patients in each of the study arms. Arrhythmia was present in about 16 percent of patients in their medical histories, and hypertension in more than 70 percent of patients. Other conditions such as obesity and osteoarthritis were also very common.

Most importantly, many of these conditions co-existed in the same patients, each requiring multiple medications. The mean number of co-morbidities at baseline was 8.6 co-morbid conditions per patient.

Now, I would like to summarize for you, the data related to serious adverse events or SAEs that were ascribed to the cardiac system by investigators and reported in the phase three trials at ACR, as cardiac related SAEs. With respect to these serious adverse events, there were a total of eight events in the pegloticase treatment groups and one event in the placebo group ascribed to cardiac causes.

The event in the placebo patient included death, and occurred four months after the placebo patient ended participation in this study. As the sponsor, we are obligated to follow up and include this event in our data set as there was no censuring rule in our phase three protocols for data cut off after six-months.

A total eight cardiac SAEs in the pegloticase treatment groups and one in the placebo group is inline with a two-to-two-to-one ratio of pegloticase the placebo treatments used in these two randomized control studies. In the webcast last week, I provided a brief medical history of each of these nine patients who experienced and SAE attributed to the cardiac system. Today, I will not review the same information, but rather, I would remind you that everyone of these patients has severe underlying cardiac disease and other co-morbidities which strongly implicated pre-existing disease as the most probably proximate cause to the cardiac event.

Further, every one of the five pegloticase patients available for ,re-challenge remained in the clinical trials and then enrolled in the open label extension, continuing on pegloticase for many months. These patients did not experience a recurrent cardiac event. If you would like to learn the relevant details of these patient’s medical histories, the information now is available in our 8-K filing of the transcript of the webcast from last week which is accessible through the company web site.

There are two other very important lines of evidence that support the interpretation of a lack of a causal relationship between pegloticase and these events ascribed to cardiac causes. When all cardiac related adverse events which includes serious adverse events, are viewed across the three study arms, there does not appear to be an imbalance across groups. In the absence of a numerical imbalance across treatment groups, there’s no evidence, at all, to suggest any relationship between the adverse events and pegloticase treatment.

Cardiac adverse events are typically assessed from a perspective of functionally-related categories, such as rhythm disturbance or an impairment of inotropy or thrombogenesis.

Typically, one expects to see a clustering of cardiac events within a particular functional category if there is a causal link between drug and event. In the pegloticase program there was no clustering of cardiac events in any functional category, again, supporting the interpretation that there is a lack of causal relationship to pegloticase treatment.

The detailed medical histories of these patients, outlining their pre-existing conditions and concomitant medications, the numerical balance across treatment groups for all SAEs, and AEs together were in line with a 2:2:1 randomization in two pegloticase groups and the placebo group. The sporadic occurrence of various categories of adverse events without functional clustering, and the successful completion of the double-blind studies, and participation in the open label extension, all strongly support a lack of causal relationship between cardiac related adverse events and pegloticase treatment and this view is shared by our consultants, our investigators, including Dr. John Sundy, the presenter at the ACR plenary session.

In recent weeks, many of you have begun to inquire about our proposed risk evaluation and mitigation strategy and pharmacovigilance program or REMs. In recent years the FDA has asked companies filing new drug of biologic applications to provide plans and strategies to manage a known or potentially medically important risk associated with the drug or biologic as part of their filing application. Let me provide you with some sense of how we intend to present post-approval risk assessment and management. The goals of the risk assessment and risk mitigation plans, are to detect possible adverse safety signals in a timely and effective manner, and to assure that pegloticase is safely used in the right patient population. What I am about to outline, will ultimately be negotiated with the FDA, as part of the approval process. They may accept or reject any or all items proposed and, in fact, could request other strategies. We have developed this risk mitigation program and our pharmacovigilance program in consultation with a well-respected consultant group that has a successful track record with other risk mitigation and pharmacovigilance programs and we remain confident that our proposals rigorous and will meet FDA expectations.

Our proposed REMs would be focused on education and outreach. Educational materials would be provided to educate prescribers, nurses at infusion sites and hospital pharmacists about the appropriate use of pegloticase. Educational interventions would be primarily focused on advising and informing the target audiences with regard to the appropriate patient population for the safe use of pegloticase, its proper administration in order to minimize potential risks related to infusion reactions; and educating about the potential for an increase in gout flares, early in the course of treatment, as well as the need for gout flare and infusion reaction prophylaxis. Specialized materials would be provided to aid healthcare professionals in discussing pegloticase treatment and in clearly conveying important safety messages to patients. In addition to the patient package insert, specialized educational materials, discussing important information about the use of pegloticase will be provided to patients. The educational materials and support of the REMs would include but not necessarily be limited to package inserts, a patient package insert, a REMs introductory healthcare professional letter, healthcare provider key safety information sheet, and a patient safety brochure. These printed materials contain information about the safe use of pegloticase for healthcare professionals and separate special textual materials for patients. Much of the information including cautions and warnings from the label are repeated in these materials. After implementation, formal assessments of the effectiveness of the REMs would be provided to the FDA by Savient with recommendations for program improvements or changes as needed.

The activities occurring under the proposed REMs would be integrated with Savient’s pharmacovigilance program to ensure proper surveillance, monitoring and reporting of adverse events. We would be implementing a solid pharmacovigilance program, capable of receiving and following up spontaneous reports from patients, physicians, pharmacists or any other source. We would set up a pharmacovigilance database to meet all requirements for assessment and timely reporting of spontaneous reports.

We have proposed a signal detection program focused on known drug related adverse events, such as infusion reactions and gout flares, as well as detection of adverse events not known to be drug related such as cardiac adverse events.

Another element in our post-launch safety program, is a proposed observation study of the use of pegloticase in clinical practices across the U.S.A. In this type of voluntary registry study, we would capture and evaluate suspected adverse events in case report forms, prospectively designed for pre-specified analysis. Participating sites, would include rheumatologists who prescribe infusion biologics and care for patients with treatment-failure gout. The main objectives of the study as related to the REMs would be to expand the total pegloticase patient exposure database and to continue assessment of risks associated with pegloticase in a clinical practice population. The observation study would also be used to collect information on the application and utility of the risk mitigation minimization tools. We have proposed constituting an independent safety monitoring board in 2009, in advance of product launch, to review and analyze safety data from the post-approval pharmacoviligence database.

Members of the safety board may include specialists with expertise in rheumatology, allergy and immunology, cardiology, epidemiology and of course, biostatistics. Safety board members must be experienced in managing safety data sets and assessing risk from multiple sources, especially in the post-approval environment. This board would assist us in understanding and in reporting to FDA all safety results for pegloticase once it becomes commercially available. We believe that we have put together a comprehensive risk mitigation plan that accomplishes the objective that pegloticase will be used safely and appropriately in the labeled patient population.

Before I turn the call to Paul, I would like to conclude, by saying that we at Savient, our investigators and our consultants, believe that the risk-to-benefit profile of pegloticase in the treatment-failure gout population, strongly favors pegloticase. We believe our BLA is robust and will stand up to rigorous scrutiny upon FDA review. We remain confident that we have provided FDA with all of the data they require, for a fair, a balanced and an ultimately successful action.

Thank you very much for your attention and now I’d like to pass the call to Paul.

Paul Hamelin:	Thank you, Zeb, and good morning, everyone.

The feedback that in market research that we’ve been conducting to date, using the current proposed product profile for pegloticase, has been positively received from a range of key stakeholders, including rheumatologist, infusion nurses and managed care plans. Our future ongoing market research work in the next couple of months, will allow us to update our sales forecasts, tighten up our estimates of the size of the treatment-failure gout market, understand and project rheumatology adoption curves and of course adjust our final promotional messages, based upon this proposed product labeling that was filed with our BLA.

In parallel, we’ve initiated our final qualitative and quantitative global pricing research. Over the next 12 weeks we’re conducting this research in the United States and in the G5 countries of Europe. Our principal customers for this research are private payers in the U.S., national payers within Europe and rheumatologists in all six countries. These customers will review our proposed product labeling, review efficacy, safety, patient-reported outcomes and health economics information. These customers then will evaluate pricing ranges along the continuum, all the way up to ultra-orphan biologic pricing levels. As we’ve previously stated though, our final pricing decision will not become transparent until we see the final approved label by the FDA.

On the managed care front here in the United States, we’re entering into our prelaunch outreach program. In the next three to four months, we intend to interact with a significant number of the top private payer plans here in the United States. We’re also scheduling meetings with CMS at both the national and regional level starting here in the near future. We’re also finalizing sections of our AMCP dossier and our J-Code application for CMS. The AMCP dossier is the official required format for submission of clinical and economic data to support formulary review by all non-government payers here in the United States. I also though want to bridge-over to some of the benefits which will be generated from a post-approval observational or registry study, which Zeb just mentioned. This long-term observational study or registry, is also important as it will allow us to collect additional health economic and cost of care information that will continue to be helpful in our discussions with payers in the post-launch period.

While much analytical work and commercial planning has already been accomplished over the last year and a half, as we’ve stated we’re going to continue to work diligently on our preparation for launch here in the United States. As we’ve stated on previous earnings calls, we’re being very cautious and deliberate in our addition of human resources as we approach launch. We reiterate our guidance that we will hire our sales force only when we know approval is eminent.

I’d like to turn the call at this point over to Brian for our earnings.

Brian Hayden:	Thanks, Paul. I’m going to discuss the financial highlights for the third quarter and nine months ended September 30th, 2008 that we reported in last night’s press release.

The net loss for the third quarter was $18.2 million or 34 cents per share, compared with the net loss of $14.6 million or 28 cents per share for the third quarter of 2007. The net loss year-to-date was $60 million or $1.12 per share, compared with a net loss of $32 million or 61 cents per share for the same period in 2007. Taking a look at revenues, total revenues for the third quarter, primarily from Oxandrin and oxandrolone, were $542,000, a reduction of $2.1 million from the same period in 2007. Year-to-date revenues were $2.1 million or $10 million less than year-to-date 2007. The cause of the lower revenues was due to generic competition for Oxandrin, which is our oral synthetic derivative of testosterone used to promote weight gain following involuntary weight loss related to disease or medical condition. We’ve expected our revenues to decline significantly due to the generic competition, even though we launched our own authorized generic, oxandrolone.

Additionally, in the third quarter and year-to-date, we have increased our Oxandrin product return allowance due to an increase in our actual historical product return rates, which had a negative impact on that sale. Our expectation is that sales will continue to decline, but at a slower rate than we have experienced in the first nine months of 2008. That being said, the sales of Oxandrin and oxandrolone continue to become less significant to our overall financial condition, as sales continue to decline quarter-over-quarter.

Research and development expenses in the third quarter of 2008 were $210.9 million, a decrease of $1.2 million from Q3 2007. This decrease resulted from reductions in clinical trial expenses, pegloticase manufacturing process development expenses, as these expenses were substantially completed in 2007, and the reduction in reservation fees to our third-party manufacturer of pegloticase. These reductions were partially offset by higher expenses for technology transfer of our manufacturing to our secondary source of supply and an increase in expenses associated with the preparation and filing of our BLA. Year-to-date R&D expenses were $37.8 million, $1.6 million higher than 2007. The reasons for this increase were consistent with the reasons just discussed for the three-month period. R&D FAS 123R stock compensation expense was $828,000 and $2.6 million for the third quarter and year-to-date 2008, respectively, compared with $825,000 and $1.8 million in Q3 and year-to-date 2007, respectively.

Selling, general and administrative expenses were $7.6 million in the third quarter of 2008, an increase of $800,000 from Q3 2007. Year-to-date SG&A expenses were $27.3 million, $6 million higher than the prior year. The increase in SG&A for the three-month period was due to higher share-based compensation expense for performance and service-based restricted stock. The increase in SG&A for the nine-month period, in addition to the aforementioned higher share-based compensation expense, was due to legal fees and settlement expenses for certain litigation and higher marketing and marketing research expenses in preparation for the potential commercialization of pegloticase. SG&A FAS 123R stock compensation expense was $1.4 million and $4.4 million for the third quarter and year-to-date 2008, respectively, compared with $821,000 and $2.9 million in Q3 and year-to-date 2007, respectively.

Our investment income was $340,000 in the third quarter of 2008, a decrease of $1.9 million from Q3 2007. Investment income year-to-date was $1.7 million, a decrease of $5.1 million from the same period in 2007. These decreases were due to reductions in our invested cash balances, as well as a move of our investments into less risky Treasury money market funds, which resulted in lower income yields earned from these funds. We ended the third quarter with $98.5 million in cash and short and long-term investments, that was down $45.7 million in total from December 31, 2007 year end balances. The majority of our investments are invested in money market treasury funds.

This concludes the financial portion of the conference call. I’d like to now turn the call back over to Chris.

Chris Clement:

Thank you, Brian. I’d like to take this opportunity to discuss the process we have been engaged in the past few quarters, to evaluate potential partnerships for pegloticase for markets outside of North America, as well as other strategic transactions.

As I’m sure you’ll recall, we publicly stated that our strategic plan was to seek a commercial partner for pegloticase in markets outside North America, while Savient would retain North American rights and build a specialty sales force to call on rheumatologists, anticipated to be the predominant prescribers of pegloticase. However, the company was also willing to consider and entertain broader strategic transactions. Earlier this year, we engaged Lazard to act as our financial advisor in order to assist with and conduct a thorough process. We instructed Lazard to solicit interest from a broad range of potential companies who had the expertise and capabilities to commercialize a biologic drug to rheumatologists. As a result a number of global biotechnology, pharmaceutical and specialty pharmaceutical companies entered into confidentiality agreements with us and comprehensively evaluated a licensing transaction or broader strategic transactions. During this evaluation process, we made available to these interested parties, all clinical, technical and commercial information about pegloticase and other relevant information about Savient.

Ultimately, this process resulted in our receiving licensing proposals from several firms for global or ex-North America rights. Each of these proposals provided for a variety of up-front milestone and sales royalty payments. We carefully considered each licensing proposal and determined at that time not to encumber and tie up the pegloticase asset for multiple markets. We also received one offer from a major global pharmaceutical company to acquire Savient outright, at a premium to our then stock price. In light of this, we decided to exclusively pursue the one proposal to acquire Savient and believed we were on a path to an announced transaction within a matter of weeks. However, as a result of the serious and rapid worsening of the world financial markets in late September and early October, the acquisition proposal to acquire Savient by a major global pharmaceutical company was terminated and withdrawn by the potential acquirer. In the weeks following this initial decision, further discussions with this party continued on possible alternate structured transactions. In ultimately withdrawing their offer, this global pharmaceutical company made it clear that their issues were attributed directly to the overall downturn in the worldwide economic market and resulting internal considerations.

Given the extraordinary issues over the past couple weeks, management, our board and the company, company’s bankers and other advisors are and will continue to earnestly evaluate the appropriate next steps in order to determine the pathway forward at this time to maximize shareholder value. I can assure you there’s not a matter of greater urgency before all of us and all of us take this issue extremely seriously so that we can execute – quickly execute the determined action plan.

In summary, we’re pleased with our BLA submission at the end of October and with the significant efficacy this drug has demonstrated and the treatment-failure gout population for both primary and secondary clinical endpoints. In terms of tophi resolution and reduction of gout flares, pegloticase is demonstrating benefits never seen before in this patient population. This remains a product candidate for which a BLA has been filed, which we believe had a good likelihood of obtaining regulatory approval and which targets an important unmet medical market. It is very unfortunate that certain safety data presented at ACR were misinterpreted and I trust that the detailed outline during last week’s call and the additional discussion today has corrected a lot of this misinformation. However, we will continue to work hard to ensure that all stakeholders accurately understand the safety profile of pegloticase. We continue to believe that pegloticase, which targets an important unmet medical need with a major market improvement in the treatment of the orphan population with a highly favorable benefit profile for treatment-failure gout patients.

I apologized earlier for the technical problems and at this point, appreciate you listening and now we’d like to open the lines for Q&A.

Operator:

Ladies and gentlemen, if you wish to register for a question, for today’s question and answer session, you will need to press star then the number one on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number two. If you are using a speakerphone please pick up your handset before entering your request. Again, we request that if you have pressed star one to ask a question before this time, please press it once more to ensure you enter into the queue. One moment please for the first question.

Operator:	Your first question comes from the line of Salveen Kochnover of Collins Stewart.

Salveen Kochnover:	Hi, good morning. Thanks for taking my questions.

Can you maybe comment on the cash burn going into 2009? How should we think of expense line items going forward?

Brian Hayden:	Sure Salveen. This is Brian.

If you – if you look at our ending cash position at the end of September, we ended with about $98.5 million in cash in short-long term investments having burned through about $47 and a half million. Um, our run rate for the rest of the year should put us somewhere around $80 million in cash for a balance at the end of 2008 having spent about $65 million in 2008.

We're in the process right now of developing our plans for next year, so it's a little premature to discuss what they may look like. However, you know I can tell you that this is something that we look at very closely and we basically have set up a program in which we will manage our expenses obviously very closely. And what we'll only spend on is essential services going forward as part of our preliminary plan for 2009.

Salveen Kochnover:	Thank you.

And you know I think, Chris, you mentioned the, you know the strategic option that you pursued in the various partners that we're potentially interested in this one potential bidder. Do you think that the parties remain interested in the asset at these levels especially?

Phil Yachmetz:	Salveen, this is Phil Yachmetz.

As Chris mentioned in our prepared remarks, given the extraordinary issues of the past couple of weeks, and the lack of a satisfactory results in our previous process, we in management, our board and the company's bankers and advisors are and continue to earnestly evaluate the appropriate next steps. Until we really complete that analysis, we think it is premature to comment further at this time.

Salveen Kochnover:	Thank you.

And I have just one last question. How do we think about how the FDA classifies cardiovascular SAEs? If a patient, know how an initial condition of renal failure and then subsequently maybe Tachycardia visits, does the FDA consider this event cardiovascular? How should we think about these events?

Zeb Horowitz:	Salveen, this is Zeb Horowitz.

I don't want to presume to read the mind of that FDA but there are formal steps we're taking that probably they will do similarly within their organization and we've always planned to do this, which is a formal post-talk blinded adjudication of cardiac events. You have to realize when I use the word, ascribed to the cardiac system, I said that intentionally. The adjudication process does two things. You get a panel of experts – we have identified such experts, who then are not privy to the treatment assignment and they review all of the adverse events and select those that they wish to review, again not knowing the treatment assignment. Their first task is to determine, "Are these, in fact, cardiac?" The designation of cardiac event is made by the investigator but when you go through a formal adjudication, they may in fact turn out not to be cardiac and in fact, belong to some other organ system.

Once they've identified those events that they consider cardiac, they then go through a formal process and there are several, at least two formal systems of classification – the ATPC and also the MAY system – and they go through these systems informally to decide whether or not in a reason judgment there is any possibility of the causal relationship. So we're going to go through that process. It's likely that the FDA will go through that process and we intend to try to include in our safety update this post adjudication.

Salveen Kochnover:	Thank you.

Operator:	Your next question comes from the line of Gene Mack of Lazard Capital.

Gene Mack:	Hi, thanks for taking the question. Got a couple of questions for Zeb, I guess.

First, can you give us an idea of the importance of, sort of the efficacy endpoint – not the primary endpoints, secondary efficacy endpoints in terms of the patient population and what FDA will have in the context of the other drugs to compare this with?

Zeb Horowitz:	Thanks, Gene.

Let me try and answer the question. If I understood correctly, you're asking what do we view, what do we believe the rheumatology and the patient community will view the importance of our secondary clinical outcomes? And then again, if I understand your question correctly how might this be viewed by the agency in light of the population?

Gene Mack:	Sure.

Zeb Horowitz:	If I got that correct, let me try and answer it.

First again, in terms of the degree of symptomotology, this, our population is orders of the magnitude sicker than any other gout population ever studied and is not the typical gout patient. Whereas the typical gout patient somewhere between 10 and 20, 25 percent of patients with gout may have a gout tophus, we have 73 percent of our patients with the gout tophus. Whereas the typical gout patient, our understanding is half of all patients taking allupurinol have three or fewer flares a year and only about half have more than three flares a year.

Our population on average, reported a flare about seven weeks which is a far more frequent. Each flare may last a week or two, often treated with narcotics for pain, high dose NSAIDS or high dose colchicine, and high dose colchicine is very poorly tolorated due to GI adverse events and NSAIDS were a problem in the population with such a high prevalence of renal failure, in our patients about 30 percent. So the occurrence of tophi, the occurrence of flares itself is much more severe. The fact that we're able to demonstrate a statistically significant and meaningful decrease in the gout flare frequency is very important and I think the FDA will look at that very closely and take it as a very favorable benefit. But I would point out that occurred in our pre-specified pooled analysis and you know it's a relevantly small population that we looked at.

The gout tophus results, however, occurred independently in the two separate studies for the every-two-weeks population. So that may rise to the level of evidence provided by two randomized control trials. No gout drug, no gout study has ever accomplished this certainly in terms of urate-lowering therapy. So it's truly unique.

I think the other outcomes that we saw tender and swollen in joints. This is typically part of the ACR criteria for evaluating rheumatoid arthritis. We did this at recommendation of rheumatologists. We're trying to develop response criteria, it's not previously been done and low and behold that it turned out that's chronically tender and swollen joints causing chronic smoldering inflammation in these patients is a real problem for them. And we saw statistically significant and meaningful decreases in the number of tender and swollen joints.

That correlates very closely with our patient report and outcomes with the health assessment questionnaire. Again, familiar to rheumatologists and rheumatoid arthritis and now validated in gout. We saw a very important and statistically significant improvement in patient functioning, in patient's physical bodily pain. Similarly, SF36 showed improvement.

So I think when you look at all the endpoints we used, these have never been applied rigorously in any prior randomized control trial in gout. We have long term data from the open label extension which every vector for efficacy is converging in the same direction. So I think the FDA will look at this as providing a very strong evidence of clinical benefit beyond the, just the biochemical marker of uric acid control.

I hope I've answered your question.

Gene Mack:

Yes, no that’s great and then can you just sort of define for us, since I have a little difficulty, how hard it is to sort of reduce in terms of treatment the easy to reach and more difficult to reach. Is it right to think about, you know, gout tophus being – I don't want to trivialize any of these things but right to think about gout tophus more or less like you know the first thing that you see getting better and then you know gout flares and then swollen and tender joints? Or is it, from what you know about the drug, is there progression of these things that we can think about in terms of how the drug works?

Zeb Horowitz:

Well, it's an excellent question. You have to realize that the results are unprecedented. The only data and literature, that’s of any guidance comes from a cross-sectional study of patients. Would use allopurinol for at least five years and this is done by Fernando Perez Ruiz published a couple of years ago and it showed that it took about three to five years of good control of uric acid with allopurinol before there was any measurable change in patient symptoms and it showed up both as a slight, some reduction in tophus size and eventually some mitigation of gout flares. But this is the first randomized control trial that have shown this. We hear anecdotally from patients and physicians, that was in the first few weeks of treatment, patients feel better,. they noticed that their hands and feet, their joints are more mobile. Our first measurements, however, were at 13 weeks and we do see reductions in tophi and improvement in tender and swollen joints, improvement in patient reported outcomes in the first 12 weeks and that is still a time when the gout flare frequency is increased. By month six however, all of these endpoints are looking better and that by month four to six, we have a significant reduction in gout flares.

So I would say they're sort of converging fairly rapidly together with no efficacy endpoint of pointing in a different direction.

Gene Mack:	I have two more questions.

One, which sort of contacts do you think that febuxostat advisory panel on the 24th might set for FDA in which they’ll be looking at Puricase?

Zeb Horowitz:	I'll say something and then see if our head of regulatory affairs would answer.

I really can't read the minds of and I would not even attempt to try and do that. I think it'll be an interesting meeting. We're all intrigued by how that meeting will go. You got to understand though, that febuxostat is designed for a very different purpose, a very different population. It may go into the primary care market to be used by millions of patients. Essentially, instead of or after allopurinol and these patients are not our population. As a matter of fact, it's our understanding only eight patients in the entire febuxostat are study populations of thousands; only eight out of their thousands actually would've met the criteria for entry in our trials, those patients who were allergic to allupurinol early in the early development program. So the two drugs really aim at different populations. The studies were designed very differently. We had pre-specified clinical outcomes in our special protocol assessment. It's just very different so I don't want to speculate further.

Gene Mack:	And then sort of just to follow on that point.

What level of awareness do you think FDA has on the different patient populations and then the rheumatology community in general?

Zeb Horowitz:

Well, the FDA of course I would believe is very astute about this and is fully cognizant in the patient populations that were studied in the intended label populations. I have no doubt that they know exactly what the company's proposed and how the drugs might be used.

As far as the rheumatology community more generally, it's hard to say. I think there's a great deal of education has to occur for the rheumatology community to learn and really understand gout. And the treatment-failure population, there's no question that education is required and even more so among primary care physicians who'll serve as the referrals base to the rheumatologists.

Gene Mack:	OK. And then just finally, publication strategy?

Zeb Horowitz:	Right, we're already working on the main publication.

And I've said it before, we believe that will be of sufficient quality for submission and interest to the New England Journal of Medicine. We hope to get that out fairly quickly. There are a whole hosts of publications that will arise from the phase III data and the open label data and I can just say that another phase II paper is appearing in Arthritis and Rheumatism this month and I believe next month, we have another publication on the patients reported outcomes from the national history study appearing in the Journal of Rheumatology.

So we have two new publications coming out and we will be submitting in trying to publish just as quickly as we can support a potential product launch in the first half of the year.

Gene Mack:	OK, thanks. Sorry for hogging up the call.

Operator:	Your next question comes from the line of Katherine Xu of Credit Suisse.

Katherine Xu:	Hi. I just want to get your current thought on the definition of treatment-failure population and especially if hypothetically let's say febuxostat gets approved.

Zeb Horowitz:	Right, Katherine.

We define this very clearly in the special protocol assessment in the protocols and we define this again very clearly in our proposed product labeling. I think you could say that the treatment-failure gout population, are those patients who have hyperuricemia, who have failed to normalize the hyperuricemia because of a contraindication to allupurinol or failure to normalize with the maximum medically appropriate dose and have signs and symptoms of disease that have not been mitigated by allopurinol.

So I think that defines the treatment-failure population both hyperuricemia and failure to benefit from allopurinol.

Katherine Xu:	So hypothetically if febuxostat gets approved, I mean just from your regulatory process, is there any chance for this definition to change during the review?

Zeb Horowitz:

Of course there’s a chance for it to change under review. They can’t – they – according to the rules of the special protocol assessment, they can’t change a success criteria, unless there’s no science and we’re not aware of new science. But they could say, well, gee, the patients you actually recruited had a high degree of symptoms, so it’s very clear, it could be limited to a population of severely symptomatic patients and that would be perfectly acceptable to us.

I don’t think there is any evidence – I have never seen any evidence from any clinical trial that febuxostat has a measurable positive impact on clinical outcomes. I am aware of their data and control of uric acid but that is the limit of what I understand they have provided. Am I answering your question, Katherine?

Katherine Xu:

Yes. So when you say you know maybe this would be reserved for people with most disease burden, I mean – I guess, the final labeling of the patient population should be the same as your inclusion criteria for your studies, right.

Zeb Horowitz:

That’s essentially our proposal yes, when you’re asking me could that change, the way I see it could change is the FDA could say the patient you actually studied were sicker than the entry criteria so we’d like to limit it to this very sick population. On the other hand, I don’t have an expectation of that, I’m just prepared for it. And if they want to limit it to the very severe patients which are the ones that we studied, we essentially don’t have a problem with that. We’re not going to refuse to accept such a label. We’ll negotiate but the drug clearly works in the sickest possible patients.

Katherine Xu:

OK. And how validated is the tophi imaging methodology there? And if you want to try to get the tophus reduction in the label,given that you’re successful in two independent studies for the Q2 weeks, and also in the pooled analysis of the Q4 week. Just curious, how will the FDA look at this and say, well you know we don’t – are we sure or not sure that this imaging methodology is validated?

Zeb Horowitz:

Well, Katherine, obviously, it’s a very astute question. As we said before, in public, when we initially started the trial and we’ve said since we did internal validation of the technique validating the central reading. This is a method that has been used successfully in – evaluation of cutaneous oncologic lesions, cancer lesions, the FDA and oncology division has accepted exactly the same protocols that we have used. All I can say is, that all of this methodology has been submitted to the FDA. It was part of the SPA. The methodology manual was part of the SPA submission. So the agency has had the method and our internal validations for years now. No one else, as far as I know has ever used this method in another study. So these are the only two randomized controlled trials using the method. The fact that there are two trials makes it possible to do a formal validation of one trial against the other. I don’t know if the FDA will undertake that.

We believe that the data on tophi will be included in the description of clinical trial section of the label. It’s an important result. It’s as close to objective as you can get. Whether it rises to the level of indication will be subject for the FDA to consider during the review and I really can’t speculate on the outcome.

Katherine Xu:	OK. And lastly, usually the FDA gives back feedback on acceptance of the BLA about 45 to 60 days. And you said you’re expecting in January, mid January for that feedback?

Chris Clement:

Yes, Katherine, this is Chris. We typically could be by the end of the year but they could go out as long to early January out to 82 days - 72 days, sorry. So you know that’s kind of the window that the FDA has. So you know we are anticipating to hear back from them within that time window.

Katherine Xu:	Great, thank you.

Chris Clement:	You’re welcome.

Operator:	Your next question comes from the line of Joseph Schwartz of Leerink Swann.

Joseph Schwartz:	Hi. Thanks. I was wondering if you could give us an update on the open label extension study when we might expect to get an update on safety and efficacy out of that.

Zeb Horowitz:

Joseph let me try and answer this. I think previously we had said we were not going to be providing interim updates. We are, of course, for the FDA providing a 120-day safety update post submission. That will go into the agency in February. But it’s not our intention to reanalyze efficacy until the study is over, and right now, our thinking is that the administration of drug within the context of the open label probably will continue until the drug is approved and pegloticase is commercially available. That may be, we’re hoping, obviously for the first half of next year, maybe as early as April or May, and we really do not intend to re-cut the data before that.

Now, we wouldn’t probably stop the study at that point, but we would convert all patients to observation who want to remain and if they want to use drug, well, then it’s available to them. So I’m not anticipating a new data cut until that time. So the data that we’ve reported is really through the end of April ’08, and I don’t see another cut of the data perhaps until next spring or summer,and of course, it takes time to lock that database and import it. So there may not be another comment on the open label data until next summer or even later.

Joseph Schwartz:	OK. And what about the re-treatment study, where does that stand? And how confident are that that won’t be required for approval?

Zeb Horowitz:

Right. Thank you for the question. We – as I previously said, we actually studied seven patients who were re-exposed after a multiyear, three to four year drug-free interval. All of these seven patients have participated in our phase two study. They came from four investigative sights. These patients, I believe, four of them are continuing – we’re allowing them to continue on drug after six months of treatment going into either merging with the open label extension or in parallel with the open label extension. I think there were three infusion reactions, mild infusion reactions. As far as I recall those are the only safety issues in those seven patients. The control of uric acid is reflective of what we saw in phase two. Three or four of them maintained excellent control, three or four of them; I don’t remember which way it went did not. So reflecting it may be about 50 percent for 40 to 60 percent responder rate for uric acid control.

So the experience we have in the seven patients is very, very similar to what we saw in the core double-blind trials. Now, you’ve got to bear in bind that this is never requested by the FDA and has never been discussed with the FDA, although we did submit the protocol to the FDA, it just has never come up for discussion. We’re including data from these seven. We do have a progress report as part of the BLA and this data will be included as part of the safety update that we submit in February but the agency has never asked for it. And I’ve got to tell you, I just don’t see how seven patients results can in any way really influence the FDA’s review.

Joseph Schwartz:	Thank you.

Zeb Horowitz:	Sure.

Operator:	Your next question comes from the line of Kim Lee of Pacific Growth Equities.

Kim Lee:

Thank you. And I appreciate the additional clarity you’re providing on this call today. Zeb, you partially touched on this but can you clarify to us what you see as potential labeling for this drug given the past events that we’ve seen at ACR, and what the potential febuxostat approval coming up.

Zeb Horowitz:

Yes. If I could start this way and say that it don’t at this point, you know in advance of the febuxostat advisory committee, I have – I don’t see febuxostat as influencing the pegloticase labeling. I view these as two very distinct populations. The use of the drug is very distinct. So, you know and the studies were very different. So I don’t want to speculate on that.

With regards to our proposed labeling as we said previously, we intend this drug and we’re proposing this drug only for the gout treatment-failure population. The primary end point will be described in the clinical section. The secondary endpoints, we’re hoping, will be described in clinical section. The – in terms of safety, we will identify both an increased frequency of gout flares, and infusion reactions as known adverse events resulting from exposure to pegloticase, and we’re proposing consideration of the use of prophylaxis for both gout flares and infusion reactions by physicians who use the drug.

There is – the cautionary language that we’re proposing is the same as we used in the phase three studies. So we advise that there is no information from our trials on the use of the drug in medically unstable patients specifically uncontrolled cardiac arrythmias, non-compensated congestive heart failure, uncontrolled angina, or uncontrolled hypertension. We excluded those patients from our studies. So our proposed labeling cautions against use in those patients because we don’t have any information.

We will obviously recommend the exclusion of any patient with G6PD deficiency which is a rare genetic condition of enzyme deficiency. But other than that you know there won’t be specific exclusions. Obviously, we have no data in pediatrics at this time and would caution against use in any child. Have I addressed your questions?

Kim Lee:	Yes, thank you.

Zeb Horowitz:	OK

Kim Lee:	And along the lines of strategic kind of actions, can you give us when your discussions you initiated with big pharma and then they were terminated?

Phil Yachmetz:	As you know we’ve begun this process earlier this year back in the February-March timeframe and the process has been ongoing up until pretty much the last week or 10 days.

Kim Lee:	OK and are you entertaining any other acquisition proposals at this time?

Phil Yachmetz:	I'm sorry, you’re breaking up. What?

Kim Lee:	are you entertaining any other acquisition proposals at this time?

Phil Yachmetz:	As I mentioned earlier, the board and management and our advisers are currently assessing the situation. It would be premature to make any comment until we complete that assessment.

Kim Lee:	Thanks.

Operator:	Your next question comes from the line of Rachel McMinn of Cowen & Company.

Rachel McMinn:	Thanks very much.

And in the case where the board decides – there is not a strategic deal near-term, at what point do you anticipate wanting to sign an ex-U.S. partnership? Is that sort of the backup strategy, or how should we think about financing the company over the next 12 months?

Chris Clement	Well Rachel, this is Chris.

You know let me start out that – you know as I mentioned earlier, we are proceeding with moving ahead with our application in the E.U. We’ve initiated some discussions with the E.U. authorities, we’ve also have a consultant working with us on that regard. So progress relative is getting the application and everything ready to go, it’s moving ahead. Ultimately, we will look to have somebody commercialize the drug for us in the E.U. The reason for that being, that we simply don’t have the capabilities to handle that on our own, but I think as Philip said you know given the circumstances of the recent weeks we management, we the board, the bankers, and consultants will continue to meet to really plan the appropriate step forward at that particular point in time.

Rachel McMinn:	But I guess from – maybe I'm not asking the question very clearly. I'm just trying to understand assuming that there is no strategic sale of the company in the next few months, how should we think about – you know how are you – you know what’s the backup plan, will you at that point kind of go back to some of the European offers that you had on the table and go back to those upfront milestone payments? Would you consider coming back to the public markets even though it would be more dilutive than entire stock levels would? How should we think about sort of a base business going forward in the absence of the sale of the company?

Brian Hayden:

This is Brian. I think that you know your question is a difficult one to answer. I think we have to consider basically all our alternatives. You know we look to the public –we review the public markets all the time. You’ve point’s a good one – its transaction at this point in time would be a highly dilutive one but you know it is something that going forward, we just need to be open to all alternatives – business development opportunities as well as better equity financing. There’s a lot of variables that are involved in that decision.

Rachel McMinn:

That’s helpful. And then in terms of Puricase pricing, you’ve mentioned that you’re going out to payers now specifically private payers in the U.S. I'm just curious you know what role you think government payers such as the VA you know how that would influence whether your doing any polling there and you know how the potential – the price range that you sort of hinted at here, ultra orphan pricing, I mean if you’re talking about 250k plus, do you think that there’s any – you know any sensitivity on the government payer side for that type of pricing?

Paul Hamelin:

Rachel, this is Paul Hamelin. As we have said earlier in the call, we are going to U.S. payers, private payers – many different private payers here in the United States. We are going to different governments, specifically more there though those are governments over in Europe who are the ultimate decision makers on a country-by-county basis that way; and through those groups in general, we’ll get a very good idea of how they view the safety and efficacy of pegloticase in this treatment-failure population. As for me speculating in putting down the exact price ranges that we’re going through the research, I think that you know we should just avoid that kind of discussion but we are testing a wide range of price and volume considerations with these key stakeholders.

Rachel McMinn:	And then the VA, is that – I guess that’s – so it sounds like that’s not a consideration in your current thought process?

Paul Hamelin:

No. I mean the VA will be an important customer for us. We believe here in the United States they have a significant number of gout patients and, in fact, when you look at gout claims there’s about 12 to 13 percent of gout claims in the United States that are actually through the VA system.

So the VA will be an important consideration and the VA also has other considerations that we need to focus on but to specifically do pricing research by going to the VA administration is generally not what’s done in the pharmaceutical industry.

Rachel McMinn:	OK, that’s helpful. And then just one last question.

Zeb you had mentioned the one Puricase cardiac event in the placebo arm four months post study discontinuation or four months post dosing of the trial, can you give us a similar timeframe so that I guess a 10-month comparable timeframe for the Puricase arms and if there were any additional cardiac events four months post to six months the conclusion of the study?

Zeb Horowitz:	You mean for patients who left the trial? We’re not aware of any.

Rachel McMinn:	I guess specifically in the trial for patients who continue dosing with Puricase. You probably – you must have something in your open label experience.

Zeb Horowitz:

Yes, we do. We haven’t discussed that. There was one patient who was called a cardiac SAE but was hospitalized with what’s thought to be chest pain but in the hospital the diagnosis ascribed chest pain to a non-cardiac cause. I believe the second patient who was months after stopped using pegloticase in the open label extension had a cardiac event that resolved. But I don’t have that data in front of me. This is uncontrolled and again we’re going to have all of our so-called cardiac events adjudicated, and this one patient I’ve just mentioned shows you the issue where the investigator initially called something a cardiac event and then subsequently turns out to be non-cardiac. So this had to be formally adjudicated but we’ve had no cases of patients who’ve left a program we were subsequently told that there was a cardiac event except to that one placebo patient who died.

Rachel McMinn:

That’s helpful. And sorry, one additional question, adjudication. How important do you think this is in terms of the review? Is this something that you know this new data that you’ll provide could actually extend the review time for Puricase?

Zeb Horowitz:

Well, two things to keep in mind. One its not new data. The FDA already has the data, it’s just – it’s another way of looking at it using formal criteria that are set up across any drug category or disease category where we have blinded post hoc adjudication. I think the FDA will look at that, it will be of interest to them. I do not believe in any way it will delay a review. I’m sure the FDA is doing their own unblinded review of that. its just one more way, just another line of evidence to provide the agency, I would hope, or I would expect that showing safety is not a primary issue here, that its cardiac safety. In fact providing this in a safety update may actually shorten the review time if the agency looks on this data favorably.

Rachel McMinn:	OK, thanks very much.

Zeb Horowitz:	Sure.

Operator:	Your next question is a follow up from Gene Mack of Lazard Capital.

Gene Mack:

Thanks for taking the follow up. Can you just – can you just give us an idea of the different sort of – if chest pain is sort of a side effect of the actual infusion, can you give an – can you give us just a little broader clarification of the etiology of that?

Zeb Horowitz:

Yes, we actually don’t know, I mean for many drugs that have infusion reactions, muscle cramping, chest pain, back pain are often associated with those infusion reactions, I even remember the label for (Copaxone) which is a subcu administration describes a chest pain syndrome that can occur sometime after the peptides are administered. I don’t – I personally do not know the pathophysiology and actually I don’t know if it’s known. I think it’s not known how these drugs by giving proteins – foreign proteins or foreign substances like this end up causing chest pain. It may be known, but I’m not aware of the pathophysiology. Do not believe its immune mediated, so its – you know there’s some other mechanism there.

Gene Mack:	How soon after the infusion does it pop up?

Zeb Horowitz:	Chest pain?

Gene Mack:	Yes.

Zeb Horowitz:

Specifically. It can occur during the infusion when its part of the infusion reaction and sometimes as soon as you – within seconds of stopping the infusion it goes away. So you know or it can occur later as part of an infusion reaction. There’s no particular pattern and not every infusion reaction is associated with chest pain.

Gene Mack:	Thank you.

Operator:	Your next question comes from Carol Werther of Summer Street Research.

Carol Werther:	Thank you. Should we be planning or are you thinking about that there will be an Advisory Panel meeting for Puricase in the spring?

Zeb Horowitz:

Well, that’s a great question. The only thing that I can say is that we are moving forward as if there is a panel. We’re preparing for a panel and if when we get notice from the agency on agreement to file and whether or not we have a priority review, if they tell us there’s a panel we’ll be ready for it. If they inform us that there is no panel, then we will just learn more about our drug and have nice presentations to give in support of the product but we will be ready for a panel whether or not one is assigned. And I just can’t speculate on whether or not we’re going to get one. I don’t know.

Carol Werther:	OK, and can you just remind me. Is there a reason why you didn’t do and expanded access program?

Zeb Horowitz:

Yes, the orphan population is small, as we’ve said. The study was done under an SPA. If we – and I have am not allowed expanded access or compassionate use of the drug while the drug is under review. Its uncontrolled use of the drug by people who are not necessarily investigative physicians and I just don’t think at this time, before the FDA has ruled on safety and efficacy, that it’s the appropriate way to go. So we have not allowed compassionate use or an extended use program.

Carol Werther:

OK and then following the plenary session, I’m sure you’ve talked to some rheumatologists and all, and what has the response been of doctors that were not familiar with Puricase are they very concerned about the imbalance in the cardiac events or ...

Zeb Horowitz:

Yes, again – again, when we look across the treatment groups, there is no imbalance. OK? And when my conversations with our investigators and our consultants, they do not have a concern. Post ACR meeting, there was a lot of concern and we’ve interacted with a number of rheumatologists and I’ve tried to explain things. Let me just clarify something through, I was asked a question about the open label, at this point, we don’t – I mentioned one patient who turned out not to have a cardiac SAE, that was originally called a cardiac SAE. There was another patient who stopped using the drug and I believe that patient had a cardiac SAE. So you have to be careful,I mean we are evaluating this, we don’t see an imbalance. The patients are all tremendously sick and all the lines of evidence I provided you strongly suggest there is no causal relationship to the study drug and when you include all of these events, there does not appear to be an imbalance across groups. And you have to be very careful about use of open label data. It’s uncontrolled, it is not a prime source for counting events and in fact, the 10 months – the 12 to 18 months show that there is no increase in frequency of the events and the patients who experienced events in the core trial do not appear to have recurrent events out to 18 months.

Carol Werther:	OK great. Thank you.

Operator:	Your next question comes from John Newman of Oppenheimer.

John Newman:	Hi, guys. I just wanted to ask a question that’s maybe already been asked in different ways, but have you seen any indication that there have been any additional deaths during the open label extension trial and perhaps for patients that discontinued after the original period. Thanks.

Zeb Horowitz:

No, we reported that there was one patient who died during the open label extension; we’ve already reported on that patient, it was not a cardiac death. But there have been no other deaths that we know of in patients who left the program or who stay in the program but you know keep in mind; we don’t follow up patients who leave the program and discontinue.

John Newman:	Excellent. Thanks.

Operator:	Your next question comes from Eun Yang of Jefferies.

Eun Yang:

Thanks very much. Regarding building commercial infrastructure. In the past you mentioned that you probably start to plan to hire some – a head of sales and several people starting this quarter. Question to you is that still on track or would you wait until you hear back from the FDA regarding the acceptance of BLA and the status of applied review.

Paul Hamelin:

Yes, Eun, this is Paul Hamelin again. Thanks for the great question. We’re trying to, from a commercial build-up standpoint, mirror or follow the process of regulatory approval. So our sales management team, we will not be hiring until after we hear back formally form the agency about the status of the acceptance of the BLA and then, of course, we’ll bring on a small amount of sales management if we continue to show progress and be on track for our priority review, and then, ultimately, we’ll bring on the sales organization right at the very end when we feel that approval is eminent.

Eun Yang:	OK, thank you very much.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Chris Clement:

Well, thank you operator. Clearly the credibility of pegloticase and Savient have suffered as a result of the events of the past few weeks and we are working very hard to restore credibility. We believe strongly that pegloticase has no cardiovascular safety signal and we will continue to proactively work to educate investors, physicians, and others as to the correct facts on this issue. We also believe that we have a very solid BLA, which demonstrates our risk benefits profiles of pegloticase and the treatment-failure gout population which strongly favors pegloticase and provided the FDA with all the data they require for a fair and balanced and we believe ultimately successful evaluation and action.

Thank you.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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